Exhibit 1.2

November 14, 2025

Worksport Ltd.

2500 N. America Dr.

West Seneca, New York 14224

Attention: Steven Rossi, Chief Executive Officer

Dear Mr. Rossi:

Reference is made to the At The Market Offering Agreement, dated as of September 30, 2022 (the “ATM Agreement”), by and between Worksport Ltd. (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”). This letter (the “Amendment”) constitutes an agreement between the Company and Wainwright to amend the ATM Agreement as set forth herein. Defined terms that are used but not defined herein shall have the meanings ascribed to such terms in the ATM Agreement.

1. The defined term “Agreement” in the ATM Agreement is amended to mean the ATM Agreement as amended by this Amendment.

2. The defined term “Registration Statement” in the ATM Agreement is amended and restated as follows:

“Registration Statement” shall mean the shelf registration statement on Form S-3 registering $30,000,000 of securities of the Company to be filed on or about November 14, 2025, including exhibits and financial statements and any prospectus supplement relating to the Shares that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto becomes effective, shall also mean such registration statement as so amended.”

3. The first sentence of Section 2(b)(vii) of the ATM Agreement is amended and restated as follows:

“Unless otherwise agreed between the Company and the Manager, settlement for sales of the Shares will occur at 10:00 a.m. (New York City time) on the first (1st) Trading Day (or any such shorter settlement cycle as may be in effect pursuant to Rule 15c6-1 under the Exchange Act from time to time) following the date on which such sales are made (each, a “Settlement Date”).”

4. A new Section 3(rr) of the ATM Agreement is inserted as follows:

“(rr) Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Shares from the Manager pursuant to this Agreement, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so as to reasonably ensure that the Company or its Subsidiaries will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.”

5. Except as expressly set forth herein, all terms and conditions of the ATM Agreement shall remain in full force and effect following the execution of this Amendment and shall not be amended, modified, or superseded in any way except as specifically provided herein.

6. This Amendment shall be construed and enforced in accordance with the laws of the State of New York, without regards to conflicts of laws principles. This Amendment may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Counterparts may be delivered via electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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In acknowledgment that the foregoing correctly sets forth the understanding reached by the Company and Wainwright, please sign in the space provided below, whereupon this Amendment shall constitute a binding amendment to the ATM Agreement as of the date indicated above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By:	/s/ Edward D Silvera
Name:	Edward D. Silvera
Title:	Chief Operating Officer

Accepted and Agreed:

worksport ltd.

By:	/s/ Steven Rossi
Name:	Steven Rossi
Title:	Chief Executive Officer and President

[WKSP ATM Agreement Amendment Signature Page]

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